Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $3.63; includes $1.61 per share in realized gains on securities

•	Core net operating earnings of $2.02 per share

•	First quarter annualized ROE of 25.9%; core operating ROE of 14.5%

•	Announced special cash dividend of $1.50 per share, payable May 28, 2019

•	Full year 2019 core net operating earnings guidance maintained at $8.35 - $8.85 per share

CINCINNATI – May 1, 2019 – American Financial Group, Inc. (NYSE: AFG) today reported 2019 first quarter net earnings attributable to shareholders of $329 million ($3.63 per share) compared to $145 million ($1.60 per share) for the 2018 first quarter. Net earnings for the quarter include $145 million ($1.61 per share) in after-tax net realized gains on securities, including $127 million ($1.40 per share) in holding gains to adjust equity securities to fair value. By comparison, the 2018 first quarter included $74 million ($0.82 per share) in after-tax net realized losses on securities. Other details may be found in the table below. Book value per share was $63.20 as of March 31, 2019. Annualized return on equity was 25.9% and 12.3% for the first quarters of 2019 and 2018, respectively.

Core net operating earnings were $184 million ($2.02 per share) for the 2019 first quarter, compared to $219 million ($2.42 per share) in the 2018 first quarter. Lower operating profitability was primarily the result of lower year-over-year earnings in our Annuity Segment, due to the impact of fair value accounting on fixed indexed annuities (FIAs). Book value per share, excluding unrealized gains related to fixed maturities, was $58.02 per share at March 31, 2019, up 6% from year end. Core net operating earnings for the first quarters of 2019 and 2018 generated annualized returns on equity of 14.5% and 18.6%, respectively.

The Company also announced today that its Board of Directors has declared a special cash dividend of $1.50 per share of American Financial Group common stock payable on May 28, 2019 to shareholders of record on May 15, 2019. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.40 per share most recently paid on April 25, 2019.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2019	2018
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$229	$267
Pretax non-core item:
Realized gains (losses) on securities	184	(93)

Earnings before income taxes	413	174
Provision (credit) for income taxes:
Core operating earnings	48	52
Non-core item:
Realized gains (losses) on securities	39	(19)

Total provision for income taxes	87	33

Net earnings, including noncontrolling interests	326	141
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings	(3)	(4)
Non-core item	—	—

Total net earnings (losses) attributable to noncontrolling interests	(3)	(4)

Net earnings attributable to shareholders	$329	$145

Net earnings:
Core net operating earnings(a)	$184	$219
Realized gains (losses) on securities	145	(74)

Net earnings attributable to shareholders	$329	$145

Components of Earnings Per Share:
Core net operating earnings(a)	$2.02	$2.42
Realized gains (losses) on securities	1.61	(0.82)

Diluted Earnings Per Share	$3.63	$1.60

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, commented: “The year is off to a good start, as our core insurance businesses continue to perform very well. We reported strong operating earnings in our Specialty P&C operations and pretax earnings before fair value accounting in our Annuity Segment that established a new all-time quarterly high. Our diversified portfolio of Specialty P&C and annuity businesses generated an annualized core operating return on equity of 14.5% in the quarter.

“AFG had approximately $1.1 billion of excess capital (including parent company cash of approximately $215 million) at March 31, 2019. Where appropriate, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases are also an important and effective component of our capital management strategy. The $1.50 per share special cash dividend announced today (approximately $135 million) reflects AFG’s strong financial position and our confidence in the Company’s financial future.

“We continue to expect core net operating earnings in 2019 to be between $8.35 and $8.85 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Core operating earnings in AFG’s P&C insurance operations were $185 million in the first quarter of 2019, compared to $188 million in the prior year period.

The Specialty P&C insurance operations generated an underwriting profit of $88 million in the 2019 first quarter, compared to $92 million in the first quarter of 2018, a decrease of 4%. Higher underwriting profitability in our Property and Transportation Group was more than offset by lower underwriting profit in our Specialty Casualty and Specialty Financial Groups.

The first quarter 2019 combined ratio of 92.5% increased 0.8% from the prior year period. First quarter 2019 results include 4.0 points of favorable prior year reserve development, compared to 5.1 points of favorable development in the comparable prior year period. Catastrophe losses were 1.1 points of the combined ratio in the first quarter of 2019; by comparison, catastrophe losses added 1.2 points in the prior year period.

Gross and net written premiums were up 5% and 4%, respectively, in the 2019 first quarter compared to the same quarter a year earlier primarily the result of growth within our Property and Transportation and Specialty Casualty Groups. Average renewal pricing across our entire P&C Group was up approximately 1% for the quarter. Excluding our workers’ compensation business, renewal pricing was up slightly more than 4%, an improvement from renewal rate increases achieved in 2018. Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $39 million in the first quarter of 2019 compared to $33 million in the first quarter of 2018. Higher underwriting profit in our transportation businesses was partially offset by lower underwriting profit in our agricultural, property & inland marine and ocean marine businesses, as well as our Singapore Branch. Catastrophe losses in this group were $9 million in the first quarter of 2019 and $5 million in the comparable 2018 period.

First quarter 2019 gross and net written premiums in this group were 3% and 6% higher, respectively, than the comparable prior year period. The growth in gross written premiums is primarily attributable to new business opportunities in our transportation businesses. Overall renewal rates in this group increased 4% in the first quarter of 2019, an improvement from renewal rate increases achieved in 2018.

The Specialty Casualty Group reported an underwriting profit of $36 million in the first quarter of 2019 compared to $41 million in the comparable 2018 period. Higher profitability in our targeted markets businesses was more than offset by lower underwriting profit in our excess & surplus lines and workers’ compensation businesses. Despite lower year-over-year profit in our workers’ compensation operations, these businesses achieved excellent underwriting margins. Catastrophe losses for this group were $1 million in the first quarter of 2019 and $5 million in the comparable 2018 period.

Gross and net written premiums for the first quarter of 2019 were up 7% and 5%, respectively, compared to the same period in 2018. Higher year-over-year gross written premiums within Neon, resulting from the growth of its portfolio in targeted classes of business, the addition of premiums from ABA Insurance Services, as well as improved pricing and higher retentions in our excess and surplus lines businesses, were the primary drivers of the higher premiums. Lower premiums in our workers’ compensation businesses partially offset this growth. A change in Neon’s reinsurance program resulted in proportionally higher cessions of Neon’s premiums during the 2019 first quarter compared to the first quarter of 2018. Renewal pricing for this group was down 1% during the first quarter. Excluding rate decreases in our workers’ compensation businesses, renewal rates in this group were up 5%, an improvement from renewal rate increases achieved in 2018.

The Specialty Financial Group reported an underwriting profit of $13 million in the first quarter of 2019, compared to $15 million in the comparable 2018 period. The decrease was driven primarily by lower underwriting profitability in our financial institutions business. Catastrophe losses for this group were $2 million in the first quarter of 2019, compared to a $3 million in the prior year quarter.

First quarter 2019 gross written premiums were up 3% and net written premiums were down 2%, when compared to the prior year period, primarily as a result of higher premiums in our fidelity and crime business, which were offset by lower premiums in our surety and lending and leasing businesses. Renewal pricing in this group was up approximately 3% for the quarter.

Carl Lindner III stated, “Our Specialty P&C Group performed very well during the first quarter, with strong underwriting margins, healthy year-over-year growth in net written premiums and renewal pricing that is exceeding our objectives. Based on results during the first quarter, we continue to expect an overall 2019 calendar year combined ratio in the range of 92% to 94% and net written premiums to be flat to up 3% when compared to the $5 billion reported in 2018.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment reported $90 million in pretax earnings in the first quarter of 2019, compared to $125 million in the first quarter of 2018. Earnings before the impact of fair value accounting for fixed-indexed annuities (FIAs) were $134 million in the first quarter of 2019, a 20% increase over the prior year period and a new all-time quarterly high for the Annuity Segment.

Components of Annuity Earnings Before Income Taxes

Dollars In millions	Three months ended March 31,		Pct. Change
	2019	2018
Components of earnings before fair value (“FV”) accounting for FIAs:
Pretax earnings before items below	$89	$84	6	% (1)
Investments marked to market through core operating earnings	26	29	(10%)
Impact of stock market on liability for guaranteed benefits (2)	14	(1)	nm
Impact of stock market on DAC and sales inducements (3)	5	—	nm

Pretax Annuity earnings before FV accounting	134	112	20%
Components of Impact of FV accounting:
Interest accreted on embedded derivative	(10)	(7)	43	% (4)
Increase (decrease) in stock market	15	(2)	nm
Higher (lower) than expected changes in interest rates	(45)	27	nm
Other	(4)	(5)	nm

Impact of fair value accounting for FIAs	(44)	13	nm

Total pretax annuity earnings	$90	$125	(28%)

Yield on investments marked to market through core operating earnings	10.9%	14.9%

Increase (decrease) in S&P 500 (2)	13%	(1%)

Change in average of 5 year and 15 year Corporate A2 rates	(0.49%)	0.44%

Year over year growth in quarterly average invested assets	12%	10%

1	Reflects primarily growth in AFG’s annuity business, partially offset by the unfavorable impact of higher crediting rates and option costs.
2

Reflects the impact of changes in the stock market on AFG’s liability for fixed-indexed annuities with guaranteed benefits. Increases in the stock market will generally have a favorable earnings impact on this liability; decreases in the stock market will generally have an unfavorable impact.

3

Reflects the impact of changes in the stock market on the current and projected lifetime profitability of AFG’s annuity business. Increases in the stock market will generally have a favorable earnings impact; decreases in the stock market will generally have an unfavorable impact.

4	Reflects growth in AFG’s fixed-indexed annuity business and higher short term interest rates.

Annuity Earnings Before Fair Value Accounting for FIAs – Annuity Earnings Before Fair Value Accounting for FIAs were a quarterly record of $134 million in the first quarter of 2019, driven by growth in the business and the favorable impact of a very strong stock market, partially offset by the unfavorable impact of higher crediting rates and option costs.

Impact of Fair Value Accounting for FIAs – Under GAAP, a portion of the reserves for FIAs ($3.2 billion and $2.5 billion at March 31, 2019 and 2018, respectively) is considered an embedded derivative and is recorded at fair value based on the estimated present value of certain expected future cash flows. Assumptions used in calculating this fair value amount include projected interest rates, option costs, surrenders, withdrawals and mortality. Variances from these assumptions, as well as changes in the stock market, will generally result in a change in fair value. Items such as changes in interest rates and the performance of the stock market are not economic in nature for the current reporting period, but rather impact the timing of reported results.

The impact of fair value accounting for FIAs includes an ongoing expense for annuity interest accreted on the FIA embedded derivative reserve. The amount of interest accreted in any period is generally based on the size of the embedded derivative and current interest rates. We expect both the size of the embedded derivative and interest rates to rise, resulting in continued increases in interest on the embedded derivative liability.

In the first quarter of 2019, Corporate A2 rates decreased by approximately 49 basis points, compared to the year-end market expectation (as indicated by the forward curve) that they would increase. This difference contributed to a significant unfavorable fair value accounting impact of $45 million ($0.39 per share). By comparison, a 13% increase in the S&P 500 Index contributed to a favorable fair value accounting impact of $15 million ($0.13 per share) for the first quarter of 2019, as shown in the table above. The majority of the impact of these two items is non-economic and is expected to reverse over time. By comparison, in the first quarter of 2018, the benefit of significantly higher than expected interest rates was minimally offset by the impact of a decrease in the stock market.

For additional analysis of fair value accounting, see our Quarterly Investor Supplement, which is posted on AFG’s website.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.40 billion in the first quarter of 2019, compared to $1.15 billion in the first quarter of 2018, an increase of 22%; this increase was driven by higher sales of traditional fixed annuities in the financial institutions channel. However, as a result of decreases in market interest rates over the last several months, AFG has implemented several rate decreases to its annuity products, which are expected to slow sales.

Craig Lindner stated, “I am pleased to report record annuity earnings before the impact of fair value accounting for FIAs in the first quarter of 2019, providing a strong start for the Annuity Segment. Although we are pleased that premiums have grown by 22% year-over-year, interest rates have declined recently, which we expect will temper new sales as we remain committed to achieving appropriate returns on new business.”

2019 Annuity Outlook – Due to the strong stock market performance to date in 2019, AFG is raising its guidance for full year Pretax Annuity Earnings Before Fair Value Accounting by $10 million, to a range of $445 million to $475 million in 2019. However, due to the impact of decreases in market interest rates to date in 2019, AFG expects that its Pretax Annuity Earnings (including the impact of fair value accounting) will remain as previously forecasted, in the range of $365 million to $425 million in 2019.

This guidance assumes (i) interest rates and the stock market rise moderately for the remainder of 2019, (ii) more normalized income from certain investments required to be marked to market through earnings, and (iii) a lower impact in 2019 from unusual investment income items such as prepayment of fixed income securities. Fluctuations in these items could lead to significant positive or negative impacts on the Annuity Segment’s results.

AFG is modifying its previously announced 2019 Annuity premium guidance based on annuity sales through the first four months of the year; however, recently implemented rate decreases on its annuity products and a focus on pricing discipline are expected to temper new sales. As a result, AFG now expects its 2019 annuity sales to be flat to down slightly from its record $5.4 billion of premiums in 2018.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

Investments and Recently Adopted Accounting Standards

AFG recorded first quarter 2019 net realized gains on securities of $145 million ($1.61 per share) after tax and after deferred acquisition costs (DAC), which included $127 million ($1.40 per share) in after-tax, after-DAC holding gains to adjust equity securities to fair value. By comparison, AFG recorded net realized losses of $74 million ($0.82 per share) in the comparable 2018 period.

Unrealized gains on fixed maturities were $464 million after tax and after DAC at March 31, 2019, an increase of $381 million since year end. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the three months ended March 31, 2019, P&C net investment income was approximately 4% higher than the comparable 2018 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $65 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, fixed-indexed and variable-indexed annuities in the retail, financial institutions, broker-dealer and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to the establishment of capital requirements for and approval of business plans for syndicate participation; changes in the legal environment affecting AFG or its customers; tax law and accounting changes, including the impact of recent changes in U.S. corporate tax law; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s businesses and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2019 first quarter results at 11:30 a.m. (ET) tomorrow, Thursday, May 2, 2019. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 2099628. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 9, 2019. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 2099628.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until May 9, 2019 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG19-09

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2019	2018
Revenues
P&C insurance net earned premiums	$1,173	$1,107
Life, accident & health net earned premiums	6	6
Net investment income	542	495
Realized gains (losses) on securities	184	(93)
Income (loss) of managed investment entities:
Investment income	69	58
Loss on change in fair value of assets/liabilities	—	(3)
Other income	50	49

Total revenues	2,024	1,619

Costs and expenses
P&C insurance losses & expenses	1,091	1,022
Annuity, life, accident & health benefits & expenses	348	275
Interest charges on borrowed money	16	15
Expenses of managed investment entities	55	48
Other expenses	101	85

Total costs and expenses	1,611	1,445

Earnings before income taxes	413	174
Provision for income taxes	87	33
Net earnings including noncontrolling interests	326	141
Less: Net earnings (losses) attributable to noncontrolling interests	(3)	(4)

Net earnings attributable to shareholders	$329	$145

Diluted earnings per Common Share	$3.63	$1.60

Average number of diluted shares	90.7	90.4

Selected Balance Sheet Data:	March 31, 2019	December 31, 2018
Total cash and investments	$51,040	$48,498
Long-term debt	$1,423	$1,302
Shareholders’ equity(b)	$5,665	$4,970
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$5,201	$4,898
Book value per share	$63.20	$55.66
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$58.02	$54.86
Common Shares Outstanding	89.6	89.3

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2019	2018
Gross written premiums	$1,535	$1,458	5%

Net written premiums	$1,147	$1,102	4%

Ratios (GAAP):
Loss & LAE ratio	58.9%	57.8%
Underwriting expense ratio	33.6%	33.9%

Specialty Combined Ratio	92.5%	91.7%

Combined Ratio – P&C Segment	92.6%	91.8%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$439	$426	3%
Specialty Casualty	912	853	7%
Specialty Financial	184	179	3%

	$1,535	$1,458	5%

Net Written Premiums:
Property & Transportation	$344	$324	6%
Specialty Casualty	626	594	5%
Specialty Financial	145	148	(2%)
Other	32	36	(11%)

	$1,147	$1,102	4%

Combined Ratio (GAAP):
Property & Transportation	89.0%	90.4%
Specialty Casualty	94.2%	92.9%
Specialty Financial	91.4%	90.2%
Aggregate Specialty Group	92.5%	91.7%

	Three months ended March 31,
	2019	2018
Reserve Development (Favorable) / Adverse:
Property & Transportation	$(26)	$(18)
Specialty Casualty	(13)	(35)
Specialty Financial	(6)	(3)
Other Specialty	(1)	(1)

	$(46)	$(57)

Points on Combined Ratio:
Property & Transportation	(7.2)	(5.1)
Specialty Casualty	(2.2)	(6.0)
Specialty Financial	(4.3)	(1.8)
Aggregate Specialty Group	(4.0)	(5.1)
Total P&C Segment	(3.9)	(5.0)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended March 31,		Pct. Change
	2019	2018
Annuity Premiums:
Financial Institutions	$768	$518	48%
Retail	330	315	5%
Broker-Dealer	233	262	(11%)
Pension Risk Transfer	10	—	nm
Education Market	49	46	7%
Variable Annuities	5	7	(29%)

Total Annuity Premiums	$1,395	$1,148	22%

Components of Annuity Earnings Before Income Taxes

	Three months ended March 31,		Pct. Change
	2019	2018
Revenues:
Net investment income	$435	$394	10%
Other income	27	26	4%

Total revenues	462	420	10%
Costs and Expenses:
Annuity benefits	311	182	71%
Acquisition expenses	26	81	(68%)
Other expenses	35	32	9%

Total costs and expenses	372	295	26%

Annuity earnings before income taxes	$90	$125	(28%)

Supplemental Annuity Information

	Three months ended March 31,
	2019	2018
Net interest spread*	2.59%	2.75%
Net spread earned before fair value accounting for FIAs*	1.43%	1.38%
Impact of fair value accounting for FIAs	(0.47%)	0.16%
Net spread earned after impact of fair value accounting for FIAs*	0.96%	1.54%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2019	2018
Core Operating Earnings before Income Taxes:
P&C insurance segment	$185	$188
Annuity segment, before fair value accounting for FIAs	134	112
Impact of fair value accounting for FIAs	(44)	13
Interest & other corporate expense *	(43)	(42)

Core operating earnings before income taxes	232	271
Related income taxes	48	52

Core net operating earnings	$184	$219

*	Other Corporate Expense includes income and expenses associated with AFG‘s run-off businesses.

b)

Shareholders’ Equity at March 31, 2019 includes $464 million ($5.18 per share) in unrealized after-tax gains on fixed maturities. Shareholder’s Equity at December 31, 2018 includes $83 million ($0.93 per share) in unrealized after-tax gains on fixed maturities and $11 million ($0.13 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.